Exhibit 10.4

***TEXT OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. SECTIONS 200.80(B)(4)

AND RULE 406 OF THE SECURITIES ACT OF 1933,

AS AMENDED

CONFIDENTIAL	EXECUTION

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

between

ISIS PHARMACEUTICALS, INC.

and

AKCEA THERAPEUTICS, INC.

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

THIS DEVELOPMENT, COMERCIALIZATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of December 18, 2015 (the “Effective Date”), by and between AKCEA THERAPEUTICS, INC., a Delaware corporation (“Akcea”), and ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”).  Akcea and Isis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Isis has created and developed the following lipid drugs:  ISIS-APOCIIIRx (ISIS304801),  ISIS-APOCIII-LRx (ISIS678354),  ISIS-APO(a)Rx (ISIS494372),  ISIS-APO(a)-LRx (ISIS681257),  ISIS-ANGPTL3Rx (ISIS563580), or ISIS-ANGPTL3-LRx (ISIS703802) (each a “Lipid Drug” or collectively the “Lipid Drugs”);

WHEREAS, Isis formed Akcea, a Delaware corporation, as a wholly-owned subsidiary to serve as the development and commercialization entity for the Lipid Drugs;

WHEREAS,  Isis and Akcea have been, since January 1, 2015, sharing the responsibilities necessary to Develop the Lipid Drugs and this Agreement applies to the activities conducted by the Parties to Develop and Commercialize the Lipid Drugs since January 1, 2015;

WHEREAS,  Isis and Akcea have contemporaneously also entered into a Services Agreement under which Isis will provide business support services to Akcea and Akcea will compensate Isis for providing such services (the “Services Agreement”);

WHEREAS,  Isis and Akcea desire to enter into a license agreement to grant Akcea an exclusive license under Isis Product-Specific Patents and a non-exclusive license under Isis Core Technology Patents and the Isis Manufacturing Patents to Develop and Commercialize the Lipid Drugs;

WHEREAS, under this Agreement, Akcea will be responsible for the Development and Commercialization of the Lipid Drugs, in accordance with the Strategic Plan and on the terms set forth in this Agreement, with the goal of maximizing the value of the Lipid Drug franchise; and

WHEREAS, under this Agreement,  Isis will transition Development and Commercialization activities to Akcea under a mutually agreed Transition Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1
DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2

AGREEMENT OVERVIEW

The Parties intend that under this agreement (i) the Parties will create a Strategic Plan both providing a strategic vision for the Lipid Drugs as well as detailing the Parties’ activities in support of the Development and Commercialization of the Lipid Drugs, (ii)  Isis will provide to Akcea the right to Develop and Commercialize the Lipid Drugs, creating a suite of Products for lipid-associated disorders, (iii)  Isis and Akcea share responsibilities for Developing each of the Lipid Drugs according to the Strategic Plan, and (iv) Akcea will assume responsibilities, as agreed to by the Parties, related to Developing and Commercializing the Lipid Drugs pursuant to the Transition Plan as Akcea builds the necessary capabilities and capacity to take over such responsibilities.  The Joint Steering Committee will approve all Material Changes in the Strategic Plan and the Joint Steering Committee will delegate all decisions related to regulatory strategy for the Lipid Drugs to the Regulatory Sub-Committee.  The purpose of this ARTICLE 2 is to provide a high-level overview of the roles and responsibilities and rights and obligations of each Party under this Agreement and therefore this ARTICLE 2 is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION - STRATEGY AND MANAGEMENT

Section 3.1                                   STRATEGIC PLAN.

3.1.1                     The Strategic Plan. Subject to and in accordance with the terms of this Agreement, Akcea will Develop and Commercialize Products in accordance with a global strategic Development and Commercialization plan (the “Strategic Plan”). The Strategic Plan will cover both the long-term global strategy for each of the Products separately, and as a suite of products, as well as, on a rolling basis, the more detailed activities Akcea and Isis will perform over the course of the next 24 months.  The Parties have agreed to (i) an initial Strategic Plan as of the Effective Date, which is comprised of the published development plans for each of the Lipid Drugs, and (ii) meet in person or hold a telephone conference at least Quarterly to discuss the Strategic Plan.  In addition, Akcea and Isis will meet more often as mutually agreed on an ad-hoc basis to address any urgent matters that arise with respect to the Products. The Strategic Plan is intended to evolve over time and become more detailed (particularly with regard to Commercialization and pre- Commercialization activities) as each of the Products moves closer to market.  The Strategic Plan will include, as appropriate, the following:

i.                       Indications Akcea will pursue for each Product (which indications will be added to and/or refined over time) and the on-going pre-clinical Research, including registries and natural history studies, in support of such indications;

ii.                    Timing and launch sequence of initial and subsequent indications for each Product;

iii.                 Clinical Trials, including patient populations, study designs, primary and secondary endpoints, length and size of study, associated timelines and budgets, that the Parties will conduct for each Product;

iv.                Safety data delivery procedures governing the collection, investigation, reporting, and delivery of information between the Parties concerning any adverse experiences, and any product quality and product complaints involving adverse experiences related to, or class effects that could impact, the Products, sufficient to enable the Parties to comply with its legal and regulatory obligations and internal processes, as applicable;

v.                   Global regulatory strategy, including timing and key implementation items to support each targeted indication;

vi.                Timing, budget and design of all non-clinical studies supporting the Development of the Products;

vii.             Upcoming scientific, development or commercial events of Akcea or competitors that may impact the Products;

viii.          Publication plan (including scientific publications and presentations at medical meetings) and key messaging for Products on a rolling 12-month basis;

ix.                Key elements of the manufacturing planning and strategy, including raw material supply, manufacturing scale-up, process validation, and inventory build plan to support Development, Product Approvals and Commercialization; and

x.                   Key elements of the global Commercialization strategy for each Product, including, for example, high level pricing and reimbursement plans, market access strategy, Product positioning, sales forecasts (with supportive core assumptions), launch sequence, and other key Commercialization plans and goals.

3.1.2                     Updating the Strategic Plan. The Parties will review, evaluate progress, augment, and/or update the Strategic Plan with any changes as needed (but at least once every year), through the Joint Steering Committee, taking into consideration a number of relevant factors, including emerging data, and any changes in the regulatory, medical environment and the competitive landscape. Akcea has primary responsibility for preparing each proposed updated Strategic Plan. Akcea will submit such proposed updated plan to Isis at least fifteen days prior to the next JSC meeting. Any changes to the Strategic Plan altering a Product’s target patient population, key end points or approximate size of the key Clinical Studies, timelines for approval, budget or timing of Product approvals for each patient population (each, a “Material Change”) must be mutually agreed to by the Parties via the JSC.

3.1.3                     Implementation of the Strategic Plan. Subject to the terms of this Agreement, Akcea will have the final decision-making authority regarding the conduct and implementation of Akea’s activities under the Strategic Plan so long as such decisions are consistent with such plan.   Isis will have the final decision-making authority regarding Isis’ conduct of the Isis activities under the Strategic Plan and the Parties will mutually agree, through the JSC, to any Material Changes to such Isis activities.

Section 3.2                                   TRANSITION PLAN

3.2.1                     Transition Plan. The Parties will formulate a mutually agreed-upon plan to delineate the Development responsibilities between the Parties related to the Products and the manner in which Development and pre-commercial responsibilities for the Products will shift from Isis to Akcea (the “Transition Plan”). The Parties envision that many responsibilities will be initially shared between Isis and Akcea.  Overtime, as Akcea builds the capabilities, and capacity, and as the Parties agree it is appropriate to do so,  Isis will transition more and more responsibilities to Akcea, taking into account Akcea’s hiring and infrastructure plans to build the necessary capabilities and capacity to transfer such Development and pre-commercialization responsibilities to Akcea.  Prior to transitioning any role or responsibility under the Strategic Plan from Isis to Akcea, Isis must agree that Akcea has built sufficient capability and capacity to assume such role or responsibility, such agreement will not be unreasonably withheld.  The initial Transition Plan that has been agreed to by the Parties is attached as SCHEDULE 3.2.1.

Section 3.3                                   DILIGENCE. Akcea will use Commercially Reasonable Efforts to Develop and Commercialize Products, including conducting the activities assigned to Akcea as set forth in the Strategic Plan in accordance with the timelines specified therein. Isis will use Commercially Reasonable Efforts to conduct the activities assigned to Isis as set forth in the Strategic Plan in accordance with the timelines specified therein.

Section 3.4                                   DEVELOPMENT AND COMMERCIALIZATION MANAGEMENT.

3.4.1                     Joint Steering Committee. The Parties will establish a Joint Steering Committee (the “JSC”) to provide advice and make recommendations on the conduct of activities related to the Development and Commercialization of each of the Products. The JSC will consist of two representatives appointed by Isis and two representatives appointed by Akcea each with Development and/or Commercialization expertise. The JSC will determine the JSC operating procedures at its first meeting, including the JSC’s policies for replacement of JSC members, policies for participation by additional representatives or consultants invited to attend JSC meetings, and the timing and location of meetings, which will be codified in the written minutes of the first JSC meeting.

3.4.2                     Role of the JSC. Without limiting any of the foregoing, the JSC will perform the following functions, some or all of which may be addressed directly at any given JSC meeting:

(a)                                 review Isis’ and Akcea’s progress on performing the development and commercialization activities under the Strategic Plan;

(b)                                 review and provide advice on the Strategic Plan as it applies to each Product;

(c)                                  amend the Strategic Plan, subject to Section 3.1.2;

(d)                                 approve material increases to the scope of work assigned to Isis and the budget for such work to conduct Development and Commercialization activities under the Strategic Plan;

(e)                                  review and provide advice on clinical trial designs for each Product;

(f)                                   discuss progress under the Transition Plan, including Akcea’s capabilities and capacity to assume responsibility for conducting various tasks under the Strategic Plan;

(g)                                 establish subcommittees as necessary to conduct the Strategic Plan and the Transition Plan, including, as determined necessary by the JSC, a Regulatory Sub-Committee, Clinical Development Sub-Committee, a Manufacturing Sub-Committee and Clinical Operations Sub-Committee, with the expectation that such Sub-Committees will evolve as required by the status of Development or Commercialization of the Products; and

(h)                                 such other review and advisory responsibilities as may be assigned to the JSC pursuant to this Agreement.

3.4.3                     Term of the JSC. Akcea’s obligation to participate in the JSC will continue for the Term of this Agreement.

3.4.4                     Briefing the JSC. At each regularly scheduled meeting of the JSC, each Party will provide to the JSC a progress update on each Party’s activities related to each Product as detailed in the Strategic Plan, such progress update can take the form of a Powerpoint presentation.

3.4.5                     Advisory Boards.

(a)                                 Akcea will form and maintain an advisory board (the “Cardio-Metabolic Advisory Board” or “CAB”) comprised of key opinion leaders and experts in development of cardiovascular drugs with specific expertise in developing antisense therapeutics and/or specific expertise in the roles of the Lipid Targets in cardio-metabolic disease.  SCHEDULE 3.4.5 sets forth the initial composition of the CAB.  The CAB will advise the JSC on all matters related to the Development of the Products and the JSC will consider all advice from the CAB in good faith in making its decisions. Any changes to the composition of the CAB, including the removal or appointment of the chairperson, will be approved by Isis and subject to any other requirements provided in the CAB charter.

(b)                                 During the Term of the Agreement, Akcea will provide reasonable notice to Isis of all meetings of Akcea’s advisory boards that advise on matters related to the

Development or Commercialization of the Products, including the CAB, the agenda for each meeting and the ability to attend any of such meetings.

3.4.6                     Alliance Managers. Each Party will appoint a representative to act as its alliance manager.

3.4.7                     Dispute Resolution.  The Parties will resolve all disputes of the JSC related to the Development and Commercialization of the Lipid Drugs pursuant to Section 13.4, except for those disputes related to Regulatory strategy, which will be mutually agreed upon by the Parties through the Regulatory Sub-Committee.

Section 3.5                                   INTERACTIONS WITH, AND SUBMISSIONS TO, REGULATORY AUTHORITIES.

3.5.1                     Regulatory Strategy and Communication Management.  The Parties will, through the JSC, establish a Regulatory Sub-Committee comprised of two members from each of Akcea and Isis with requisite experience in Regulatory strategy and communications. The Parties acknowledge that (i) Isis and Akcea will share responsibilities related to devising and implementing Regulatory strategy under this Agreement, and (ii) Regulatory responsibilities for the Products will transition upon mutual agreement after Akcea has demonstrated that it has sufficient capabilities and capacity for such responsibilities. The Regulatory Sub-committee will be responsible for determining by mutual agreement:

(a)                                 The overall Regulatory strategy for each of the Products;

(b)                                 The content of each submission to a Regulatory Authority related to the Products;

(c)                                  The attendees, roles and responsibilities of such attendees and strategy for all important interactions with Regulatory Authorities related to the Development of the Products; and

(d)                                 The strategy and content of all material correspondence with Regulatory Authorities related to the Development of the Products.

3.5.2                     Submissions to Regulatory Authorities.  The Parties will mutually agree on the content of all important written submissions to Regulatory Authorities for the Products, including, but not limited to, INDs, Investigator Brochures, CTDs and NDAs. The Regulatory Sub-committee will mutually develop and agree to a detailed plan for coordination and preparation of Regulatory filings for market approval for the Products (including establishing responsibilities for provision of all sections of the electronic common technical document (“eCTD”) modules, and plan activity timelines) to accelerate eCTD completion and facilitate rapid completion of Regulatory filings for market approval. Once the Parties mutually agree upon such a plan, each Party will use Commercially Reasonable Efforts to execute its respective tasks and responsibilities under such plan in the time frames set forth in such plan.  Akcea will bear all costs related to preparing and filing all regulatory submissions, including reimbursing Isis for any costs, including FTE costs, associated with any activities that Isis performs in support of the preparation of Regulatory Documentation in accordance with the scope of work and budget for such activities approved by the JSC.

3.5.3                     Meetings with Regulatory Authorities.  The Parties will mutually agree on the strategy for all meetings with Regulatory Authorities, including, but not limited to pre-IND meetings, end of Phase 2 meetings, scientific advice in the EU and the preparatory sessions therefor.  The Regulatory Sub-Committee will mutually agree on the attendees (with Isis having up to three representatives and the goal of equal representation from Akcea andIsis), each attendee’s role and responsibilities and the strategy for addressing the issues to be discussed with the Regulatory Authority for such meeting.

3.5.4                     Regulatory Communications for Products. As soon as reasonably practicable,  all important documents and communications received from Regulatory Authorities in Major Market countries that impact the Development of Products will be provided by the receiving party to the other party for their review.  Akcea and Isis will mutually agree on the content of all responses to such documents and communications from the Regulatory Authorities in all Major Market countries.

3.5.5                     Class Generic Claims for Products. To the extent Akcea intends to make any claims in a Product label or regulatory filing that are class generic to ASOs, Isis’ generation 2.0 or 2.5 chemistry platform(s), conjugate technology, or any other Isis technology included in a Product, the Regulatory Sub-Committee will adopt Isis’ language for such class generic claim.

3.5.6                     Safety Reporting, Pharmacovigilence and Regulatory Coordination. The Parties acknowledge and agree that Isis and Akcea will coordinate their respective clinical trials and pre-clinical, and regulatory activities, including the collection and reporting of adverse events involving the Products and pharmacovigilence.

3.5.7                     Disputes Related to Regulatory Matters.  If the Parties cannot, through the Regulatory Steering Committee, come to a mutual agreement on an issue related to regulatory matters, the Parties will submit such issue to a neutral, mutually-agreed upon regulatory expert to choose one of the Parties’ proposals.  The Parties will share the costs associated with such regulatory expert.  The decision of the regulatory expert will be binding upon the Parties.

Section 3.6                                   DEVELOPMENT COSTS.

3.6.1                     Development Costs Incurred by Akcea.  Akcea will be responsible for all costs associated with the Development of the Products except as provided for in this Section 3.6.

3.6.2                     Development Budget.  The Parties will agree, on an annual basis, through the JSC on a scope of work and budget for the Development activities assigned to Isis.  This budget will include both costs associated with Isis FTEs and out of pocket expenses necessary for Isis to conduct its activities under the scope of work.

3.6.3                     Development Costs Incurred by Isis. Isis will contribute its FTEs who are conducting the Isis Development activities free-of-charge through December 31, 2015 (the “FTE Cutoff Date”), and Akcea will reimburse Isis for any out-of-pocket expenses incurred by Isis (“Isis-Incurred Development Costs”) to conduct the Development of the products, including those Isis-Incurred Development Costs that have occurred from January 1, 2015 through the Effective Date.  Isis will invoice Akcea directly for any such Isis-Incurred Development Costs and Akcea will pay the invoices submitted pursuant to this Section 3.6.3 for such Isis activites within 45 days after receipt of the applicable invoice by Akcea.

3.6.4                     Development Costs Incurred by Isis After the FTE Cutoff Date. The Parties understand that Isis will conduct Development activities for the Lipid Drugs after the FTE Cutoff Date (the “Isis Post-FTE Cutoff Date Development Activities”), including activities related to clinical development, clinical operations, regulatory and regulatory operations as delineated in the Transition Plan. Akcea will reimburse Isis for (i) Isis’ Development FTE Costs related to conducting the Isis Post-FTE Cutoff Date Development Activities and (ii) Isis-Incurred Development Costs necessary for Isis to conduct the Isis Post-FTE Cutoff Date Development Activities.

3.6.5                     G&A and R&D Support Services.  Akcea will also be responsible for costs related to G&A and R&D Support Services necessary to support the Isis activities under the Strategic Plan conducted before and after the FTE Cutoff Date.

Section 3.7                                   SUBCONTRACTING. Subject to the terms of this Section 3.7, each Party will have the right to engage Third-Party subcontractors to perform certain of its obligations under this Agreement. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

Section 3.8                                   MANUFACTURING, SUPPLY AND CMC.

3.8.1                     Supply Chain and Drug Product Strategy. The Parties will include an initial supply chain strategy in the Strategic Plan to ensure adequate supply of (i) Clinical Supplies for any Clinical Trials to be conducted through December 31, 2017, and (ii) API and Commercial Supplies for Isis-APOCIIIRx.  Such supply chain strategy will be updated by the Parties through the Manufacturing Sub-Committee as the Products progress toward Commercialization.  Akcea will have the right to select one or more CMOs to manufacture Clinical Supplies for any Clinical Trials and Commercial Supplies and enter into Manufacturing Agreements with such CMO(s) in accordance with the terms set forth in SCHEDULE 3.8.1.

3.8.2                     Supplies under the Strategic Plan. Isis will supply the following API and finished Drug Product to Akcea:

(a)                                 finished Drug Product (using API made by Isis or Isis’ CMO) to Akcea necessary to conduct Clinical Trials under the Strategic Plan through December 31, 2017 in a quantity mutually agreed by the Parties that is reasonably sufficient for each Clinical Trial, on the terms applicable to finished Drug Product set forth in SCHEDULE 3.8.2; and

(b)                                 clinical supplies for the Clinical Trials under the ISIS-APOCIIIRx Strategic Plan and finished Drug Product (using API made by Isis or Isis’ CMO) for Commercialization (“Commercial Supplies”) under the ISIS-APOCIIIRx Strategic Plan for the ISIS-APOCIIIRx Initial Registration only (not to exceed two (2) years from First Commercial Sale).

Except as provided above, from January 1, 2018 forward, Akcea will manage at its cost all API and finished Drug Product to support Clinical Trials and Commercial Supplies under the Strategic Plan (which may include contracting with Isis or another CMO to make such supply).

3.8.3                     ISIS-APOCIIIRx CMC. Isis will be responsible for conducting activities related to CMC including API and Drug Product process validation, registration lots, stability testing, launch supplies and NDA preparation to support the APOCIIIRx Initial Registration at Akcea’s expense.  As a part of the Strategic Plan for ISIS-APOCIIIRx, Isis and Akcea will mutually agree on a detailed proposal including the timing of all CMC activities to support the APOCIIIRx Initial Registration.  Akcea will reimburse Isis for the costs of such activities under this Section 3.8.3 in accordance with Section 3.6.

Section 3.9                                   ISIS INTERNAL OLIGONUCLEOTIDE SAFETY DATABASE.

3.9.1                     Isis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Internal Oligonucleotide Safety Database”). In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis’ compounds, Akcea will reasonably cooperate in connection with populating the Isis Internal Oligonucleotide Safety Database. To the extent collected by Akcea and in the form in which Akcea uses/stores such information for its own purposes, Akcea will provide Isis with information concerning toxicology, pharmacokinetics, safety pharmacology study(ies), serious adverse events and other safety information related to a Product reasonably promptly following the date such information is available to Akcea (but not later than 90 days after Akcea’s receipt of such information). In connection with any reported serious adverse event, Akcea will provide Isis all serious adverse event reports, including initial, interim, follow-up, amended, and final reports. In addition, with respect to a Product, Akcea will provide Isis with copies of annual safety updates filed with each IND and the safety sections of any final Clinical Trial reports within 90 days following the date such information is filed or is available to Akcea, as applicable. Furthermore, Akcea will promptly provide Isis with reasonable supporting data and answers to follow-up questions requested by Isis. All such information disclosed by Akcea to Isis will be Akcea Confidential Information; provided, however, that Isis may disclose any such Akcea Confidential Information to (i) Isis’ other partners if such information is regarding class generic properties of oligonucleotides pursuant to Section 3.5.5 above or (ii) any Third Party, in each case, so long as Isis does not disclose the identity of a Product or Akcea or any information from which the identity of a Product or Akcea can be derived. Akcea will deliver all such information to Isis for the Isis Internal Oligonucleotide Safety Database to:

Isis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, California 92010

Attention: Head of Drug Safety Monitoring

(or to such other address/contact designated in writing by Isis). Akcea will also require its Affiliates and Sublicensees to comply with this Section 3.9.

3.9.2                     From time to time, Isis utilizes the information in the Isis Internal Oligonucleotide Safety Database to conduct analyses to keep Isis and its partners informed regarding class generic properties of oligonucleotides, including with respect to safety, without compromising the confidential information of the contributing partners. As such, if and when Isis identifies safety or other related issues that may be relevant to a Product (including any potential class-related toxicity), Isis will promptly inform Akcea of such issues and, if requested, provide the data supporting Isis’ conclusions.

ARTICLE 4
GRANT OF RIGHTS

Section 4.1                                   LICENSE GRANT FROM ISIS TO AKCEA.  Subject to the terms and conditions of this Agreement, including the conditions and limitations set forth in Section 4.5 below, Isis hereby grants to Akcea:

4.1.1                     an exclusive, world-wide, royalty-bearing, license, with the right to grant sublicenses as set forth in Section 4.2 below, under Isis’ rights in the Isis Product-Specific Patents and Isis Product-Specific Know-How to Research, Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products;

4.1.2                     a non-exclusive, world-wide, royalty-bearing, license, with the right to grant sublicenses as set forth in Section 4.2 below, under the Isis Core Technology Patents and Isis Core Technology Know-How to Research, Develop, make, have made, use, sell, have sold, offer for sale, import and otherwise Commercialize Products; and

4.1.3                     a non-exclusive, world-wide, royalty-bearing, license, with the right to grant sublicenses as set forth in Section 4.2 below, under the Isis Manufacturing Patents and Isis Manufacturing and Analytical Know-How to Manufacture Products either (a) by Akcea in Ackea’s own manufacturing facility, (b) a CMO previously granted licenses to practice the Isis Manufacturing Patents, or (c) in the facility of a CMO nominated by Akcea subsequently granted licenses to practice the Isis Manufacturing Patents. Isis will offer to grant a license to a CMO named by Akcea under similar terms that Isis grants to other CMOs.

Section 4.2                                   SUBLICENSES.  The licenses granted to Akcea under Section 4.1 are sublicensable only in connection with the license of a Product to any Third Party or Affiliate, in each case for the continued Development and Commercialization of such Product in accordance with the terms of this Agreement.  Akcea will not enter any agreement with a Third Party without Isis’ consent that sublicenses, transfers, grants a security interest in or otherwise encumbers any of the Products, including the IP Covering such Products, licensed to Akcea under this Agreement.  In each case, Isis and Akcea will mutually agree upon all substantive terms of such agreement with a Third Party.  Notwithstanding the foregoing, Akcea may enter agreements with Third Parties without Isis’ consent, if such agreements are distribution agreements in countries outside of the Major Market countries that are consistent with industry standards for similar products in such country.

Section 4.3                                   ENFORCING SUBLICENSE AGREEMENTS. If Akcea fails to take any action to enforce the sublicense terms of a sublicense granted pursuant to Section 4.2, which failure, in Isis’ good faith determination, could cause a material adverse effect on Isis, Isis’ technology or this Agreement, Akcea hereby grants Isis the right to enforce such sublicense terms on Akcea’s behalf and will cooperate with Isis (which cooperation will be at Akcea’s sole expense and will include, Akcea joining any action before a court or administrative body filed by Isis against such Sublicensee if and to the extent necessary for Isis to have legal standing before such court or administrative body) in connection with enforcing such terms. Akcea will provide Isis with written notice of any sublicense granted pursuant to Section 4.2 that grants a Third Party rights to Commercialize or manufacture a Product, within 30 days after the execution thereof, and if requested by Isis, a true and complete copy of any such sublicense or any sublicense within 10 days of Isis’ request, subject to Akcea being entitled to make appropriate redaction for commercially sensitive information provided it is not relevant to enforcement or is not reasonably necessary for Isis to determine Akcea’s compliance with the terms of this Agreement.

Section 4.4                                   EFFECT OF TERMINATION ON SUBLICENSES. If this Agreement terminates for any reason, any Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Isis with respect to the rights sublicensed to the Sublicensee by Akcea; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Akcea, and (iii) such Sublicensee agrees to pay directly to Isis such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Akcea.  Akcea agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Isis and if requested, the Sublicensee.

Section 4.5                                   LICENSE LIMITATIONS.

4.5.1                     The licenses granted under this ARTICLE 4 are subject to and limited by the (i) Prior Agreements, (ii) Existing In-License Agreements, (iii) Third Party Obligations and (iv) Permitted Licenses.

Section 4.6                                   TECHNOLOGY TRANSFER. Isis will promptly deliver to Akcea or one or more designated Affiliates:

4.6.1                     Isis Know-How. In accordance with the Transition Plan, Isis will transfer all Know-How in Isis’ possession related to the Products that has not previously been provided hereunder, for use solely in accordance with the licenses granted under Section 4.1 and Section 4.1.2, including all Know-How related to the Products, provide copies of all Regulatory Documentation (including drafts) related the Products and transfer all INDs for the Products pursuant to the Regulatory plan. Akcea will reimburse Isis for the use of Isis’ personnel and Isis’ direct costs necessary to complete this transfer of Isis Know-How.

4.6.2                     Isis Manufacturing and Analytical Know-How. Solely for use by Akcea, its Affiliates or a Third Party acting on Akcea’s behalf to Manufacture API, or to any mutually agreed upon contract manufacturers, all Isis Manufacturing and Analytical Know-How in Isis’ Control relating to Products, which is necessary for the exercise by Akcea, its Affiliates or a Third Party of the Manufacturing rights granted under Section 4.1.3. Upon Akcea’s request, and provided such request is consistent with the supply chain strategy set under Section 3.8.1, Isis will provide personnel to transfer such Manufacturing and Analytical Know-How under this Section 4.6.2 to any Third Party Manufacturing API or finished Product on Akcea’s behalf solely to Manufacture API or finished Product in accordance with the terms of this Agreement.

Section 4.7                                   NO IMPLIED LICENSE.  Except as expressly provided in this Agreement no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.  All rights in and to Isis Patent Rights and Isis Know-How not expressly licensed to Akcea under this Agreement are hereby retained by Isis or its Affiliates.

ARTICLE 5

EXCLUSIVITY COVENANTS

Section 5.1                                   EXCLUSIVITY; LIMITATIONS.

5.1.1                     So long as Akcea is using Commercially Reasonable Efforts to Develop and Commercialize the applicable Product, except in the performance of its obligations or exercise of its rights under this Agreement and except as set forth in Section 5.1.2, Isis nor Akcea, nor their respective Affiliates and, with respect to Akcea, Akcea’s Sublicensees, will work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to (a) the discovery, research, or development of an ASO that is designed to bind to a Lipid Target; and (b) on a country-by-country basis, commercializing an ASO that is designed to bind to a Lipid Target until Akcea ceases to commercialize a Product designed to bind such Lipid Target in such country, or termination of this Agreement.

5.1.2                     Notwithstanding anything to the contrary in this Agreement, Isis’ practice of the following will not violate Section 5.1.1:

(a)                                 any activities pursuant to the Prior Agreements as in effect on the Effective Date; and

(b)                                 the granting of, or performance of obligations under, Permitted Licenses.

ARTICLE 6
FINANCIAL PROVISIONS

Section 6.1                                   MILESTONE PAYMENTS.

6.1.1                     On a Product-by-Product basis Akcea will pay Isis the milestone payments set forth in TABLE 1 below when a milestone event (each, a “Milestone Event”) listed in TABLE 1, is first achieved by Akcea, its Affiliates or Sublicensees with a Product; provided further that each such milestone payment shall become payable no more than one time, per Product:

TABLE 1

Milestone Event	Milestone Payment
Annual Net Sales > $500M	$50M
Annual Net Sales > $1.0B	$50M
Annual Net Sales > $2.0B	$50M

6.1.2                     Akcea will notify Isis promptly upon achievement of a Milestone Event. Each milestone payment in TABLE 1 will be payable in 12 equal payments, the first of such payments is due within 30 days after the date Akcea, its Affiliate or its Sublicensee, individually or together, achieves the applicable Milestone Event and the subsequent 11 payments will be due on a quarterly basis, within thirty (30) days of the first day of the calendar quarter (i.e. January 1, April 1, July 1, October 1).

Section 6.2                                   ROYALTY PAYMENTS FOR PRODUCTS SOLD BY AKCEA AND ITS AFFILIATES.

6.2.1                     Royalty Payments by Akcea. On a country-by-country basis, Akcea will pay Isis royalties on Net Sales of Products sold by Akcea and its Affiliates in accordance with TABLE 2 below.  Akcea will make payments to Isis with respect to Products sold by its Sublicensees under Section 6.3 below. The royalty rate payable with respect to each Product sold by Akcea or its Affiliates will be based on whether the Product gains Approval for, and Akcea sells such Product for, the treatment of a Rare Disease Indication or a Broad Patient Population Indication. The royalty rate is based upon the

Product and indication for which the Product gains Approval and is set forth in TABLE 2 below.  The Parties’ will designate which diseases will be included in each of the Rare Disease Indication and Broad Patient Population Indication category for each Product in the Strategic Plan.  For the United States and Europe, on a region-by-region basis, the Rare Disease Indication royalty rate will apply to Akcea’s Net Sales of a Product in the applicable region until Akcea gains Approval, and makes a First Commercial Sale, for the treatment of a Broad Patient Population Indication of such Product in such region.  For all other countries that are not in the United States or Europe, the Rare Disease Indication royalty rate will apply to Akcea’s Net Sales of a Product in such country until such Product achieves Approval in both the United States and Europe for a Broad Patient Population Indication (in which case the Broad Patient Population Indication royalty rate will apply to all Net Sales related to such Product).

TABLE 2

	ISIS- APOCIIIRx	ISIS-APOCIII-LRx (LICA)	ISIS- APO(a)-LRx (LICA)	ISIS-ANGPTL3-LRx (LICA)
Rare Disease Indication	25%	20%	20%	20%
Broad Patient Population Indication	25%	15%	15%	15%

Akcea will pay Isis royalties on Net Sales of Products sold by Akcea or its Affiliates arising from named patient and other similar programs under Applicable Laws, and Akcea will provide reports and payments to Isis consistent with this ARTICLE 6.

6.2.2                     Royalty Period. Subject to Section 9.3.3, Akcea’s obligation to pay Isis the royalties described in Section 6.2.1 are payable as long as Akcea, its Affiliates or its Sublicensee is selling a Product.

Section 6.3                                   SUBLICENSE REVENUE SHARING. Akcea will pay Isis 50% of the Sublicense Revenue; provided, however, for a Sublicensee royalty under a co-promote or co-detail, Akcea may deduct from Sublicense Revenue the Sales & Marketing Expenses Akcea (i) actually incurs, (ii) is contractually obligated to contribute under the applicable co-promote or co-detail agreement and (iii) has not otherwise been reimbursed to Akcea by such Sublicensee under the applicable co-promote or co-detail agreement.  If Akcea enters into a series of agreements with a Third Party or any of such Third Party’s Affiliates pursuant to which Akcea grants such Third Party or its Affiliates a Sublicense under at least one of such agreements, then, such agreements will be aggregated together and treated as a single Sublicense for purposes of calculating Sublicense Revenue under this Agreement;

Section 6.4                                   THIRD PARTY PAYMENT OBLIGATIONS.  Akcea will be responsible for, and will pay for, all payments to Third Parties that arise from Akcea’s practice of in-licensed technology necessary to Commercialize a Product; provided, however, for in-licenses executed by Akcea after the Effective Date that are necessary to Commercialize a Product in its current formulation and in the manner currently delivered, Akcea will be entitled to deduct fifty percent (50%) of any royalties on Products paid by Akcea to a Third Party under such agreement in a particular Calendar Quarter against the royalties that would otherwise be due under Section 6.2 with respect to such Product in such country in the same Calendar Quarter; provided, further, that in no event shall the foregoing deduction (i) reduce the amount of royalties payable hereunder with respect to such Product in such country in a Calendar Quarter to less than fifty percent (50%) of the royalty amounts that would otherwise be due under Section 6.2.

Section 6.5                                   REPORTS AND PAYMENTS. All payments due under Section 6.2 or Section 6.3 will be paid within 45 days after the close of each Calendar Quarter beginning with the First Commercial Sale of a Product or transaction that gives rise to Sublicense Revenue. Each payment will be accompanied by a report summarizing Net Sales of Products and Sublicense Revenue during the relevant Calendar Quarter and the calculation of royalties or Sublicense Revenue due thereon, including country and the exchange rate used. If no royalties are payable in respect of a given Calendar Quarter, Akcea will submit a written royalty report to Isis so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the Calendar Quarter in which the First Commercial Sale for a Product is made and for each Calendar Quarter thereafter, within fifteen (15) days following the end of each such calendar quarter, Akcea will provide Isis a preliminary, non-binding report estimating the total projected Net Sales of Products and the royalties and Sublicense Revenue payable to Isis for such Calendar Quarter.

Section 6.6                                   MODE OF PAYMENT. All payments under this Agreement will be (i) payable in full in U.S. dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Isis in writing, and (iii) non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties or Sublicense Revenue payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month.

Section 6.7                                   RECORDS RETENTION. Commencing with the First Commercial Sale of a Product or transaction giving rise to Sublicense Revenue, Akcea will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Sales, Sublicense Revenue and any other payment due pursuant to this ARTICLE 6 for a period of three (3) Calendar Years after the year in which such Net Sales, Sublicense Revenue and any other payment due pursuant to this ARTICLE 6, and in sufficient detail to permit Isis to confirm the accuracy of the Net Sales or Sublicense Revenue paid by Akcea hereunder.

Section 6.8                                   AUDITS OF ROYALTY AND SUBLICENSE REVENUE REPORTS.  Isis will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Akcea, have access during normal business hours, and upon reasonable prior written notice, to Akcea’s records as may be reasonably necessary to verify the accuracy of Net Sales, Sublicense Revenue and any other payment due pursuant to this ARTICLE 6, as applicable, for any Calendar Quarter or Calendar Year within the preceding 36 months; provided, however, that Isis will not have the right to conduct more than one such audit in any Calendar Year except as provided below. The accounting firm will disclose to Isis only whether the reported Net Sales, Sublicense Revenue and any other payments due pursuant to this ARTICLE 6 are correct and details of any discrepancies.  Isis will bear the cost of such audit unless the audit reveals an underreporting of more than 5% of amounts payable to Isis over an applicable Calendar Year, in which case Akcea will bear the cost of the audit.  If, based on the results of such audit, additional payments are owed by Akcea under this Agreement, Akcea will make such additional payments, with interest as set forth in Section 6.11, within 30 days after the date on which such accounting firm’s written report is delivered to Akcea. Isis will treat the financial information subject to review under this Section 6.8 in accordance with the confidentiality provisions of ARTICLE 8.

Section 6.9                                   TAXES.

6.9.1                     Taxes on Income. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

6.9.2                     Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Akcea to Isis under this Agreement. To the extent Akcea is required to deduct and withhold taxes, interest or penalties on any payment, Akcea will pay the amounts of such taxes to the proper governmental authority for the account of Isis and remit the net amount to Isis in a timely manner. Akcea will promptly furnish Isis with proof of payment of such taxes. If documentation is necessary in order to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so.

6.9.3                     Tax Cooperation. Isis will provide Akcea with any and all tax forms that may be reasonably necessary in order for Akcea to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Akcea’s timely receipt of such tax forms from Isis, Akcea will not withhold tax or will withhold tax at a reduced rate under the applicable bilateral income tax treaty, if appropriate under the applicable laws.  Isis will provide any such tax forms to Akcea upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by applicable law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 6.9.

6.9.4                     The provisions of this Section 6.9 are to be read in conjunction with the provisions of Section 13.1 below.

Section 6.10                            BLOCKED CURRENCY.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Isis in the country in local currency by deposit in a local bank designated by Isis, unless the Parties otherwise agree.

Section 6.11                            INTEREST.  If Akcea fails to make any payment due to Isis under this Agreement by the deadline specified in this ARTICLE 6, interest will accrue on a daily basis thereafter at an annual rate equal to 1.0% above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by Applicable Law, whichever is lower.

ARTICLE 7
PRESS RELEASES AND PUBLICATIONS

Section 7.1                                   PRESS RELEASES; PUBLIC DISCLOSURE.  All press releases or public disclosures under this Agreement related to (i) this Agreement, or (ii) any of the Products (including any discussion of clinical data related to a Product), will be mutually agreed upon by the Parties and issued as a joint press release, provided however, that each Party may make disclosures permitted by, and in accordance with, ARTICLE 8. The contents of any announcement or similar publicity can be re-released by either Party without a requirement for re-approval.

7.1.1                     Significant Events. Each party will immediately notify the other Party of any event materially-related to a Product including any starting/stopping of a Clinical Trial, any Clinical Hold, clinical data or results, material regulatory discussions, filings, Approval or Akcea’s sales projections (each a “Significant Event”) so the Parties may analyze the need for or desirability of publicly disclosing or reporting such event and mutually agree on a communications strategy for such Significant Event.

7.1.2                     Scientific or Clinical Presentations.  The Parties agree to use Commercially Reasonable Efforts to control public scientific disclosures of results of the Development activities under this Agreement to prevent any potential adverse effect of any premature public disclosure of such results.  The Parties will establish a procedure for publication review and each Party will first submit to the other Party through the Joint Patent Committee an early draft of all such publications or presentations, whether they are to be presented orally or in written form.

7.1.3                     Acknowledgment. Akcea will acknowledge in any press release, public presentation or publication regarding the Product that the Product is under license from Ionis and Ionis’ stock ticker symbol (e.g., Nasdaq: IONS).  Isis may include any Product in Isis’ drug pipeline.  Akcea will acknowledge Ionis by name and include the Ionis logo on the Akcea website, each Product website and each Product clinical trial website.

7.1.4                     Not Limiting; No Conflict. With respect to communications by Akcea, this ARTICLE 7 will not modify or amend any separate agreement between Isis and Akcea regarding public communications.  In case of a conflict between this ARTICLE 7 and such other agreement the stricter standard will apply.

ARTICLE 8
CONFIDENTIALITY

Section 8.1                                   DISCLOSURE AND USE RESTRICTION.  Each Party agrees that, for so long as this Agreement is in effect and for a period of five years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

Section 8.2                                   AUTHORIZED DISCLOSURE.  To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)                                 filing or prosecuting patent applications in accordance with this Agreement;

(b)                                 communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)                                  prosecuting or defending litigation;

(d)                                 complying with applicable laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 8.3 or Section 8.4 as applicable;

(e)                                  disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 8; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 8 to treat such Confidential Information as required under this ARTICLE 8; and

(f)                                   in the case of Akcea, its Affiliates and Sublicensees, use and disclosure of Isis Know-How in the ordinary course of the exercise of the rights and licenses granted to Akcea hereunder.

If Confidential Information is disclosed in accordance with this Section 8.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 8.3 and Section 8.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 8.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

Section 8.3                                   REQUIRED DISCLOSURE. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Section 8.4                                   SECURITIES FILINGS.  If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.  No such notice will be required under this Section 8.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

Section 8.5                                   INJUNCTIVE RELIEF.  The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this ARTICLE 8 by either Party.  Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach of this ARTICLE 8.

ARTICLE 9
PATENTS

Section 9.1                                   JOINT PATENT COMMITTEE

9.1.1                     The Parties will establish a joint patent committee that will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement (the “Joint Patent Committee” or “JPC”), and will cooperate with respect to the activities set forth in this ARTICLE 9.  A strategy will be discussed with regard to prosecution, maintenance, defense and enforcement of Isis Product-Specific Patents that are licensed to Akcea under Section 4.1 in connection with a Product, defense against allegations of infringement of Third Party Patents, and licenses to Third Party Patents or Know-How. The JPC will also be responsible for identifying new inventions related to Products, determining the inventorship thereof in accordance with United States patent law and setting a filing strategy for such inventions.

9.1.2                     The JPC will comprise an equal number of members from each Party.  The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 9.  The JPC will determine the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which will be codified in the written minutes of the first JPC meeting.  If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the intellectual property matters contemplated by this Agreement.  The JPC composition will include a designee from Akcea’s Sublicensee on a Product-by-Product basis, at such time that Akcea sublicenses a Product; provided, however, the JPC purpose and responsibilities will not change with the addition of a Sublicensee designee

Section 9.2                                   PROSECUTION AND MAINTENANCE OF PATENTS.

9.2.1                     Patents Owned or Controlled by a Party.  Each Party will have the right, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patents owned or Controlled by such Party; provided, however, Isis will have the first right, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world the Isis Core Technology Patents and the Joint Core Technology Patents.

9.2.2                     Product-Specific Patents. Subject to Section 9.2.4, Akcea, either directly or through its Affiliates and Sublicensees, will have the first right, at its expense, to file, prosecute, and maintain throughout the world all Product-Specific Patents.  Until such time that Akcea hires in-house patent counsel or engages outside patent counsel, Isis will provide to Akcea, under the Services Agreement, patent management services, including preparation and prosecution of all Product-Specific Patents world-wide and management of outside patent counsel world-wide.  After Akcea retains its own patent counsel, Akcea will provide Isis with an update of the filing, prosecution and maintenance status for each such Product-Specific Patent on a periodic basis and will reasonably consult with and cooperate with Isis with respect to the preparation, filing, prosecution, and maintenance of such Product-Specific Patents, including providing Isis with drafts of material filings in sufficient time to allow Isis’ review and comment before such filings are due.  Akcea, or its outside counsel, will provide to Isis copies of any material papers relating to the filing, prosecution, and maintenance of such Product-Specific Patents promptly upon their being filed or received. Akcea may cease prosecuting or maintaining particular applications or patents within such Product-Specific Patents in selected jurisdictions, if Akcea determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 9.2.4 will apply).

9.2.3                     Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the Isis Product-Specific Patents licensed hereunder or a Product has been initiated, which, if determined adversely to a Party, would have a material adverse effect on the licenses granted by Isis to Akcea under this Agreement, or that would have a material adverse effect on or would materially impair either Party’s rights under this Agreement.  Any information communicated pursuant to this Section 9.2.3 will be treated as Confidential Information subject to the terms of ARTICLE 8.

9.2.4                     Discontinued Patents. If, under Section 9.2.2, the party responsible for prosecution and maintenance of the Product-Specific Patents (the “Prosecuting Party”) elects to not pursue or continue the filing, prosecution, or maintenance of any particular applications or patents, or subject matter included in the Product-Specific Patents, in any jurisdiction, the Prosecuting Party will give as much advance written notice as reasonably practicable (but in no event less than 30 days or, in the case of an applicable impending deadline, 45 days prior to such deadline) to the other party of any decision not to pursue or continue the preparation, filing, prosecution and maintenance of such Product-Specific Patent or subject matter included in such Product-Specific Patent (a “Discontinued Patent”). In such case, the other party may elect to continue preparation, filing, prosecution, or maintenance of the Discontinued Patent in the select jurisdiction at its expense.  The Prosecuting Party who is discontinuing prosecution or maintenance will execute such documents and perform such acts as may be reasonably necessary for the other party to continue prosecution or maintenance of the applicable Discontinued Patent.  If a party that continues the prosecution and maintenance of a Discontinued Patent wishes to cease prosecution, such party does not need to provide notice to the Prosecuting Party that originally decided to discontinue prosecution of such patent.

9.2.5                     Cooperation.  Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Product-Specific Patents and Joint Core Technology Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such responsible Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

Section 9.3                                   ENFORCEMENT OF PATENTS.

9.3.1                     Notification of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Isis Product-Specific Patents by reason of the development, manufacture, use or commercialization of a product directed against the RNA that encodes a Lipid Target (“Competitive Infringement”), such Party will promptly notify the other Party in writing and will provide such other Party with available evidence of such Competitive Infringement; provided, however, that for cases of Competitive Infringement under Section 9.3.7 below, such written notice will be given within 10 days.

9.3.2                     Product-Specific Patents. With respect to the Product-Specific Patents, Akcea will have the first right, but not the obligation, at Akcea’s expense, to remove such infringement. If Isis requests that Akcea take action to remove infringement of a Product-Specific Patent, and Akcea believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such infringement to end in a commercially appropriate manner.

9.3.3                     Core Technology Patents. If the Parties learn that a Third Party is infringing one or more Valid Claims of a Core Technology Patent by selling an ASO that is designed to bind to the RNA that encodes a Lipid Target and such infringement is likely to have a material adverse effect on the Product, the Parties will cooperate to enforce such patents.

9.3.4                     Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages.  If any Third Party asserts in writing or in any legal proceeding that any of the Isis Patent Rights are unenforceable based on any term or condition of this Agreement, the Parties shall amend this Agreement as may reasonably be required to effect the original intent of the Parties, including to preserve the enforceability of such Isis Patent Rights.

9.3.5                     Recovery.  Any damages or other monetary awards recovered with respect to any action contemplated by this Section 9.3 will be shared as follows:

(a)                                 the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(b)                                 any remaining proceeds will be (i) retained by Isis if Isis initiated the proceeding, or (ii) treated as if they were Net Sales hereunder if Akcea, its Affiliate or Sublicensee initiated the proceeding, and Akcea will pay Isis royalties on such amount in accordance with Section 6.2, as applicable, and will retain the remainder of such proceeds.

9.3.6                     Settlement.  Notwithstanding anything to the contrary under this ARTICLE 9, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 9 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent Right.

9.3.7                     35 USC 271(e)(2) Infringement.  Notwithstanding anything to the contrary in this Section 9.3, solely with respect to the Patents licensed to Akcea under this Agreement for a Competitive Infringement under 35 USC 271(e)(2), the time period set forth in Section 9.3.1 during which a Party will have the initial right to bring a Proceeding will be shortened to a total of 25 days, so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within 25 days after such first Party’s receipt of written notice of such Competitive Infringement.

Section 9.4                                   PATENT LISTING. Akcea will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Product.  Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Akcea will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing.  Notwithstanding the preceding sentence, Akcea will retain final decision-making authority as to the listing of all applicable Product-Specific Patents that are not Isis Core Technology Patents.

Section 9.5                                   JOINT RESEARCH AGREEMENT UNDER THE LEAHY-SMITH AMERICA INVENTS ACT. If a Party intends to invoke its rights under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act, once agreed to by the other Party, it will notify the other Party and the Parties will use reasonable efforts to cooperate and coordinate their activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

Section 9.6                                   PATENT TERM EXTENSION.  The Parties will cooperate with each other in gaining patent term extension of the optimal patent licensed under this Agreement, wherever applicable to the Product.

Section 9.7                                   RIGHTS IN BANKRUPTCY.  All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States.  The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10

TERM AND TERMINATION

Section 10.1                            AGREEMENT TERM; EXPIRATION. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 10, will continue in full force and effect until the expiration of all payment obligations under this Agreement with respect to the last Product (or Discontinued Product) in all countries. The period from the Effective Date until the date of expiration or earlier termination of this Agreement pursuant to this ARTICLE 10 is the “Agreement Term.”

Section 10.2                            TERMINATION OF THE AGREEMENT.

10.2.1              Termination for Material Breach.

(a)                                 Akcea’s Right to Terminate. If Akcea believes that Isis is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts under the Transition Plan, which is governed by Section 10.2.2 below), then Akcea may deliver notice of such material breach to Isis. If the breach is curable, Isis will have sixty (60) days to cure such breach. If Isis fails to cure such breach within the sixty (60) day period, or if the breach is not subject to cure, Akcea may terminate this Agreement by providing written notice to Isis.

(b)                                 Isis’ Right to Terminate. If Isis believes that Akcea is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts to Develop and Commercialize a Product under Section 3.3, which is governed by Section 10.2.2 below), then Isis may deliver notice of such material breach to Akcea. If the breach is curable, Akcea will have sixty (60) days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice). If Akcea fails to cure such breach within the sixty (60) day or thirty (30) day period, as applicable, or if the breach is not subject to cure, Isis may terminate this Agreement by providing written notice to Akcea.

10.2.2              Remedies for Failure to Use Commercially Reasonable Efforts.

(a)                                 If Isis, in Akcea’s reasonable determination, fails to use Commercially Reasonable Efforts, on a country-by-country basis, to conduct the Isis activities contemplated in the Strategic Plan, Akcea will notify Isis and, within thirty (30) days thereafter, Isis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Isis’ use of Commercially Reasonable Efforts. Following such a meeting, if Isis fails to use Commercially Reasonable Efforts to conduct the mutually agreed cure plan, Akcea will have the right to terminate this Agreement by providing written notice to Isis.

(b)                                 If Akcea, in Isis’ reasonable determination, fails to use Commercially Reasonable Efforts to to Develop and Commercialize a Product under Section 3.3, Isis will notify Akcea and, within thirty (30) days thereafter, Isis and Akcea will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable cure plan to address any outstanding issues related to Akcea’s use of Commercially Reasonable Efforts in execution of the Transition Plan.  Following such a meeting, if Akcea fails to use Commercially Reasonable Efforts as contemplated by the mutually agreeable cure plan, then Isis will have the right, at its sole discretion, to terminate this Agreement in total or on a Product-by-Product basis.

10.2.3              Termination for Patent Challenge. As a material inducement for Isis entering into this Agreement, Akcea covenants to Isis that during the Agreement Term, solely with respect to rights to the Isis Patent Rights that are included in a license granted to Akcea under ARTICLE 4, Akcea, its Affiliates or Sublicensees will not, in the United States or any other country, commence, directly or indirectly, or otherwise voluntarily determine to participate in any action or proceeding, challenging or denying the enforceability or validity of any claim within an issued patent or patent application within such Isis Patent Rights. If Isis provides notice to Akcea of such challenge of an Isis Patent Right and Akcea does not withdraw such challenge within 14 days, Isis may terminate this Agreement.

10.2.4              Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 10.2.1, Section 10.2.2 and Section 10.2.3 disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the Non-Breaching Party of such dispute within such sixty (60) day period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 10.2.1, Section 10.2.2 and Section 10.2.3, unless and until it has been determined in accordance with Section 13.4 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within thirty (30) days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

10.2.5              Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors.

Section 10.3                            CONSEQUENCES OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

10.3.1              Consequences of Termination of this Agreement. If this Agreement is terminated by a Party in accordance with this ARTICLE 10 in its entirety or on a Product-by-Product basis at any time and for any reason, the following terms will apply to any such termination, but only to the extent of any such termination (i.e., in total or on a Product-by-Product basis):

(a)                                 Licenses. The licenses granted by Isis to Akcea under this Agreement will terminate and Akcea, its Affiliates and Sublicensees will cease selling Products.

(b)                                 Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(c)                                  Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. For purposes of clarification, milestone payments under ARTICLE 6 accrue as of the date the applicable milestone event is achieved even if the payment is not due at that time.

(d)                                 Survival. The following provisions of this Agreement will survive the expiration or earlier termination of this Agreement: Section 6.7 (Records Retention); Section 6.8 (Audits of Royalties and Sublicensing Revenue Reports); ARTICLE 8 (Confidentiality); Section 9.7 (Rights in Bankruptcy);  Section 10.3 (Consequences of Expiration or Termination of this Agreement);  ARTICLE 11 (Indemnification Insurance); Section 13.3 (Governing Law); Section 13.4 (Dispute Resolution);  APPENDIX 1 (to the extent definitions are embodied in the following listed Articles and Sections).

10.3.2              Special Consequences of Certain Terminations. If (A) Isis terminates this Agreement under Section 10.2.1(b) (Isis’ Right to Terminate for Material Breach), Section 10.2.2(b) (Isis’ Right to Terminate for Failure to Use Commercially Reasonable Efforts), Section 10.2.5 (Termination for Insolvency) or Section 10.2.3 (Termination for Patent Challenge), then, in addition to the terms set forth in Section 10.3.1 (Consequences of Termination of this Agreement), the following additional terms will also apply:

(a)                                 Akcea will and hereby does grant to Isis a sublicensable, worldwide, non-exclusive license or sublicense, as the case may be, under all Akcea Technology Controlled by Akcea as of the date of such reversion that Covers the Discontinued Product solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Discontinued Product;

(b)                                 Akcea will transfer to Isis for use with respect to the Development and Commercialization of the Discontinued Product, any Know-How, data, results, regulatory information, Regulatory Documentation (including the IND), and files in the possession of Akcea as of the date of such termination or reversion that relate to such Discontinued Product, and any other information or material specified in Section 4.6;

(c)                                  Akcea will provide Isis with copies of any internal or external market research reports and other market research documentation, including any meeting minutes and meeting materials from any meetings Akcea had with focus groups and payors regarding the Discontinued Product;

(d)                                 Akcea will grant to Isis a non-exclusive, royalty-free, fully paid up license under any trademarks that are specific to a Discontinued Product solely for use with such Discontinued Product; provided, however, that in no event will Akcea have any obligation to license to Isis any trademarks used by Akcea both in connection with the Product and in connection with the sale of any other product or service, including any Akcea- or Akcea-formative marks;

(e)                                  Akcea will pay within 30 days of receipt of the final invoice of all outstanding Isis-Incurred Development Costs incurred prior to termination; and

(f)                                   Upon Isis’ written request pursuant to a mutually agreed supply agreement, Akcea will sell to Isis any bulk API and finished Drug Product in Akcea’s possession related to the Discontinued Products that are the subject of the termination at the time of such termination, at a price equal to Akcea’s cost at the time such material was produced.

ARTICLE 11
INDEMNIFICATION AND INSURANCE

Section 11.1                            INDEMNIFICATION.

11.1.1              By Akcea.  Akcea will indemnify, defend and hold harmless Isis and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Isis Indemnitee”), from and against any and all liabilities, damages, losses, costs, including the reasonable fees of attorneys and other professionals (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)  the negligence, recklessness or willful misconduct of Akcea, its Affiliates, and/or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Akcea’s performance of its obligations or exercise of its rights under this Agreement;

(b)  the Development, Commercialization or manufacturing activities that are conducted by and/or on behalf of Akcea or its Affiliates or Sublicensees, including handling, storage, manufacture and sale by and/or on behalf of Akcea or its Affiliates or Sublicensees of any Products for the purpose of conducting Development or Commercialization by or on behalf of Akcea or its Affiliates or Sublicensees; or

(c)  any use by Akcea or its Affiliates or Sublicensees of any Isis Patent Rights;

except, in each case above, to the extent such Losses arose out of or resulted from (i) the negligence, recklessness or willful misconduct of any Isis Indemnitee, (ii) any breach by Isis of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Isis Indemnitee.

11.1.2              By Isis.  Isis will indemnify, defend and hold harmless Akcea and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “Akcea Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Claims based upon:

(a)  the negligence, recklessness or willful misconduct of Isis, its Affiliates and/or licensors and its or their respective directors, officers, employees and agents, in connection with Isis’ performance of its obligations or exercise of its rights under this Agreement; or

(b)  any breach of any representation or warranty or express covenant made by Isis in this Agreement;

11.1.3              except, in each case above, to the extent such Losses arose out of or resulted from (i) the negligence or willful misconduct of any Akcea Indemnitee, (ii) any breach by Akcea of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Akcea Indemnitee.

Section 11.2                            Procedure. If a Person entitled to indemnification under Section 11.1.1 or Section 11.1.2 (an “Indemnitee”) seeks such indemnification, such Indemnitee will inform the indemnifying Party in writing of a Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party of its obligations hereunder except to the extent such failure shall have actually materially prejudiced the indemnifying Party.

11.2.1              Defense of Third Party Claim.

(a)                                 Control of the Defense.

(i)                               If (y) both Parties are named as defendants in the Third Party Claim and at least one Party seeks indemnification hereunder, or (z) the Third Party Claim relates to a Product liability claim or a claim for the infringement of Third Party intellectual property by a Product, then, within 30 days after receipt of such notice, the Parties will use good faith efforts to mutually agree on which Party will assume control of the defense of such Third Party Claim. If the Parties cannot agree on which Party will assume such control, then Akcea will assume control of the defense of such Third Party Claim at Akcea’s expense. In all cases at the conclusion of the Third Party Claim, each Party will have the right to seek indemnification from the other Party, including the costs to defend such Third Party Claim, any damages awarded against the Parties from such Third Party Claim, or any settlements made in accordance with Section 11.2.2 from such Third Party Claim.

(ii)                           Unless covered by Section 11.2.1(a) above, if a Party is named as a defendant in the Third Party Claim and seeks indemnification hereunder, then, within thirty (30) days after receipt of such notice, the indemnifying Party may, upon written notice thereof to and prior written approval of the Indemnitee, assume control of the defense of the Third Party Claim. If the Indemnitee does not provide its written approval for the indemnifying Party to assume control of the defense of such Third Party Claim, then the indemnifying Party will be relieved of any obligation under this Agreement to indemnify and defend the Indemnitee for such Third Party Claim, unless both Parties agree in good faith after the final and binding decision of the court or other authority ruling upon such defense of the Third Party Claim, that such defense was duly conducted by the Indemnitee. If the indemnifying Party receives written approval from the Indemnitee to assume control of the defense but does not assume such control, then the Indemnitee shall control such defense and, at the conclusion of the Third Party Claim, will be entitled to recover from the other Party its defense costs, any damages awarded against such Indemnitee from such Third Party Claim, or any settlements made in accordance with Section 11.2.2 from such Third Party Claim.

(b)                                 Participation and Cooperation. The Party not controlling any such defense hereunder may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith reasonable recommendations made by the other Party with respect thereto. The Party not controlling such defense shall, and shall cause each of its Affiliates and each of their respective directors, officers and employees to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable retention by such Party of records and information that are reasonably relevant to such Third Party Claim, and making such Party, its Affiliates and its and their respective directors, officers and employees available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Party controlling the defense of such Third Party Claim shall reimburse the respective other Party for all of its related reasonable out-of-pocket expenses.

11.2.2              Settlement of Third Party Claim. No Indemnitee shall agree to any settlement of any such Third Party Claim without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee which shall not be unreasonably withheld, conditioned or delayed.

Section 11.3                            INSURANCE.  Each Party will maintain at its sole expense, a liability insurance program (including clinical trials and product liability insurance) consistent with products that are at the stage of development as the Products licensed under this Agreement to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto.

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 12.1                            REPRESENTATIONS AND WARRANTIES OF THE PARTIES. The Parties hereby represent and warrant, as of the Effective Date, to the other Party that: (i) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (ii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and (iii) it has all necessary consents, approvals and authorizations of all government or regulatory bodies and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

Section 12.2                            ISIS REPRESENTATIONS AND WARRANTIES. Isis hereby represents and warrants, as of the Effective Date, to Akcea that:

(a)                                 it has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Isis Patent Rights as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to Akcea pursuant to this Agreement; and

(b)                                 to the best of its knowledge, has no actions, suits, claims, disputes, or proceedings concerning the Isis Patent Rights licensed hereunder are currently pending or are threatened in writing, that if determined adversely to Isis would have an adverse effect on Isis’ ability to grant the licenses to Akcea under this Agreement, or that would have an adverse effect on or would impair Akcea’s right to practice under the licenses granted under this Agreement by Isis to Akcea.

Section 12.3                            DISCLAIMER OF WARRANTY.  NEITHER PARTY WARRANTS THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12, AKCEA AND ISIS MAKE NO

REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AKCEA AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13
MISCELLANEOUS

Section 13.1                            ASSIGNMENT AND SUCCESSORS.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Akcea or any of its Affiliates or Sublicensees transfers or assigns this Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Agreement, then Akcea (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Isis under ARTICLE 6 for the Incremental Tax Cost such that Isis receives the amount Isis would have otherwise received under ARTICLE 6 but for such transfer or assignment. In addition, Isis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Akcea may have under applicable law), without Akcea’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any purported assignment or transfer made in contravention of this Section 13.1 will be null and void.

The “Incremental Tax Cost” shall equal the amount of IRC Sec 901 (or successor provision) foreign withholding taxes withheld under ARTICLE 6 in each year in which such tax is paid and Isis cannot obtain a corresponding cash benefit from the foreign tax credit, grossed up by the applicable withholding tax rate based on a payment to a United States Person (unless the actual applicable treaty is lower, in which case the lower withholding tax rate shall be used) to equal the pre withholding tax payment.

To the extent Isis utilizes a foreign tax credit or claims a deduction in any year with respect to the taxes withheld in any year, Isis will refund to Akcea an amount equal to (i) 100% of the foreign tax credit utilized or (ii) the benefit realized by Isis resulting from the deduction, which benefit will be calculated as the sum of (a) the amount claimed as a deduction multiplied by the highest marginal statutory federal corporate tax rate applicable to Isis; plus (b) any state tax benefit of the deduction claimed by r. To assist Akcea in determining when a refund is due from Isis pursuant to the foregoing sentence, beginning with the first annual tax return for the year in which Akcea pays Isis an increased (i.e., “gross up”) payment under this Section 13.1, and each year thereafter

(including, for clarity, all years in which Isis utilizes a tax credit or claims a deduction for any foreign tax that is withheld), Isis will provide Akcea with tax documentation reasonably required and requested by Akcea and, in years in which Isis utilizes the federal foreign tax credit, supporting documentation for such credit. Notwithstanding the foregoing, if the increase in the withholding tax is in any way a result of the transfer or assignment by Isis of any intellectual property or a portion of the rights under this license outside of the United States, Akcea will only be obligated to pay Isis such gross up to the extent such transfer or assignment by Isis did not cause such increase in the withholding tax.

Section 13.2                            SEVERABILITY.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.  The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

Section 13.3                            GOVERNING LAW; JURISDICTION.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws. Subject to Section 13.4, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in Chicago, Illinois and any appellate court having jurisdiction thereover, in any action in aid of arbitration, and each of the Parties hereby irrevocably and unconditionally agrees that all actions in aid of arbitration may be heard and determined in any such federal court in Chicago, Illinois.  Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4                            DISPUTE RESOLUTION.

13.4.1              Resolution by Senior Representatives.  The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement.  Any such dispute between the Parties will be promptly presented to the Chief Executive Officer of Akcea and the Chief Operating Officer of Isis (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree upon the resolution of the dispute, controversy or claim.  If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within 30 days of presentation to the Senior Representatives, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 13.4.  For clarification, any dispute relating to the validity or scope of any Patent will not be subject to arbitration.

13.4.2              Arbitration.

(a)                                 If the Parties fail to resolve the Dispute through Escalation, and a Party desires to pursue resolution of the Dispute, the Dispute will be submitted by either Party for resolution in binding arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in Chicago, Illinois. All aspects of the arbitration will be treated as confidential.

(b)                                 The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator will be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)                                  The arbitration tribunal will consist of three arbitrators, of whom each Party will designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

(d)                                 If, however, the aggregate award sought by the Parties is less than $5 million and equitable relief is not sought, a single arbitrator will be chosen in accordance with the CPR Rules.

(e)                                  Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)                                   The Parties agree to select the arbitrator(s) within 45 days of initiation of the arbitration. The hearing will be concluded within six months after selection of the arbitrator(s) and the award will be rendered within 60 days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearing. If the Parties cannot agree upon a schedule, then the arbitrator(s) will set the schedule following the time limits set forth above as closely as practical.

(g)                                 The hearing will be concluded in 10 hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made and will be made available to each Party.

(h)                                 The arbitrator(s) will be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“CPR Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the CPR Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) will decide on presentation modes and provide for discovery within the CPR Protocol, understanding that the Parties contemplate reasonable discovery.

(i)                                    The arbitrator(s) will decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)                                    The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and will endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)                                 The arbitrator(s) will render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)                                    Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

(m)                             EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY SECTION 13.4.3, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION PURSUANT TO SECTION 13.4.2 AS SET FORTH IN SECTION 13.4.3, EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

(n)                                 Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

13.4.3              Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.  The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim will be subject to arbitration pursuant to Section 13.4.2.

Section 13.5                            FORCE MAJEURE. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe.  To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

Section 13.6                            NOTICES. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Isis, addressed to:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: 760-918-3592

with a copy to:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Fax: 760-268-4922

If to Akcea, addressed to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100,
Cambridge, MA 02142
Attention: Chief Executive Officer
Fax: [ ]

with a copy to:	Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100,
Cambridge, MA 02142
Attention: Chief Operating Officer
Fax: [ ]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

Section 13.7                            EXPORT CLAUSE. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

Section 13.8                            WAIVER. Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

Section 13.9                            ENTIRE AGREEMENT; MODIFICATIONS. This Agreement (including the attached Appendices and Schedules) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby except for those agreements listed in SCHEDULE 13.9 (the “Formation Agreements”). The Parties acknowledge that this Agreement is being executed and delivered simultaneously with the execution and delivery by the Parties and/or their Affiliates of the Investor Rights Agreement and the Services Agreement.  For purposes of clarity, nothing in this Agreement will be deemed to modify or amend any provision of any of the Formation Agreements.

Section 13.10                     Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.11                     INDEPENDENT CONTRACTORS. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

Section 13.12                     INTERPRETATION. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

Section 13.13                     BOOKS AND RECORDS. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. Generally Accepted Accounting Principles (or any successor standard), consistently applied.

Section 13.14                     FURTHER ACTIONS. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. If a Party requests any data and results generated by the other Party under this Agreement, such other Party will disclose to the requesting Party such data and results as promptly as possible.

Section 13.15                     CONSTRUCTION OF AGREEMENT. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Section 13.16                     SUPREMACY. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply.  The Parties understand and agree that the Schedules identifying the Licensed Technology are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

Section 13.17                     COUNTERPARTS. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

Section 13.18                     COMPLIANCE WITH LAWS. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

Section 13.19                     DEBARMENT. Neither Party is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party will be immediately notified in writing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall

Name:	B. Lynne Parshall

Title:	Chief Operating Officer

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos

Name:	Paula Soteropoulos

Title:	Chief Executive Officer

List of Appendices and Schedules

APPENDIX 1	Definitions

APPENDIX 2	Isis Core Technology Patents

APPENDIX 3	Isis Product-Specific Patents

APPENDIX 4	Isis Manufacturing Patents

APPENDIX 5	Existing In-License Agreements

APPENDIX 6	Prior Agreements

SCHEDULE 3.4.3	Cardio-Metabolic Advisory Board

SCHEDULE 3.8.1	Commercial Manufacturing Organization Contracts

SCHEDULE 3.8.2	Cost of Goods Calculation

SCHEDULE 13.9	Formation Agreements

APPENDIX 1

DEFINITIONS

“Additional Core Patent” means a Third Party Patent that is necessary to practice an Isis Core Technology Patent to Commercialize a Product. For clarity, Additional Core Patent does not include any Patents claiming (or intellectual property related to) specific drug compositions, sequences, therapeutic methods, formulation or delivery technology, manufacturing or analytical methods, or other active ingredients.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.  During the time that Isis retains a majority ownership position of Akcea, Isis will not be considered an Affiliate of Akcea and Akcea will not be considered an Affiliate of Isis for the purposes of this Agreement only.

“Agreement” means this Agreement, together with all Schedules and Appendices attached hereto as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Agreement Term” has the meaning set forth in Section 10.1.

“Akcea” means Akcea Therapeutics, Inc.

“Akcea Indemnitee” has the meaning set forth in Section 11.1.2.

“Akcea Product-Specific Know-How” means all Know-How Controlled by Akcea at any time during the Term necessary to Research, Develop or Commercialize a Product specifically relating to (i) the composition of matter of a Lipid Drug or Product or (ii) methods of using a Lipid Drug or Product as a prophylactic or therapeutic; provided however, Know-How Controlled by Akcea that (y) consists of subject matter applicable to oligonucleotide compounds or products in general or (z) relates to an oligonucleotide compound that does not specifically modulate expression of a Lipid Drug Target via the binding, partially or wholly, of such compound to RNA that encodes a Lipid Drug Target, will not be considered Akcea Product-Specific Know-How, and in the case of (y) and (z), such Know-How will be considered Akcea Core Technology Know-How.

“Akcea Product-Specific Patents” means all Patents Controlled by Akcea at any time during the Term Covering (i) the composition of matter of a Lipid Drug or Product, or (ii) methods of using a Lipid Drug or Product as a prophylactic or therapeutic; provided however, Patents Controlled by Akcea that include only claims that are directed to (y) subject matter applicable to oligonucleotide compounds or products in general, including Conjugate

Technology, or (z) an oligonucleotide compound that does not specifically modulate expression of a Lipid Drug Target via the binding, partially or wholly, of such compound to RNA that encodes Lipid Drug Target, will not be considered Akcea Product-Specific Patents, and in the case of (y) and (z), such Patents will be considered Akcea Core Technology Patents.

“Akcea Profit-Share” means a portion of profits paid to Akcea by a Sublicensee, wherein Akcea receives as a result of sales of a Product by a Sublicensee.

“Annual” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP for a Product.

“APOCIIIRx Initial Registration” means the initial indications in the Strategic Plan for which Akcea intends to file NDAs for ISIS-APOCIIIRx, e.g. familial chylomicronemea syndrome (FCS) and familial partial lipodystrophy (FPL).

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, and sale of the Product in such jurisdiction in accordance with Applicable Laws.

“ASO” means a single-stranded or double-stranded oligonucleotide, or analog, mimic or mimetic thereof, having a sequence of at least six bases long designed to hybridize to the target nucleic acid transcript via binding, partially or wholly, of such compound to the nucleic acid transcript.

“Broad Patient Population Indication” means a disease indication with a patient population with more than 500,000 patients worldwide or a patient population for which the Regulatory Authorities require Phase 3 Clinical Studies exceeding 1,000 patients and 2 years of treatment.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday or bank holiday in the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Claims” has the meaning set forth in Section 11.1.1.

“Cardio-Metabolic Advisory Board” has the meaning set forth in Section 3.4.5(a).

“Clinical Hold” means a clinical hold issued by the FDA (or other Regulatory Authority) in accordance with 21 CFR 312.42 (or a similar foreign counterpart law or regulation) to delay a proposed clinical investigation of a Product or to suspend an ongoing clinical investigation of a Product.

“Clinical Trial” or “Clinical Trials” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

“Clinical Supply” or “Clinical Supplies” means finished Drug Product for use in Clinical Trials.

“CMO” means a contract manufacturing organization.

“CMC” means Chemistry, Manufacturing and Controls as set forth 21 C.F.R.

“Commercialize,” “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a Product.

“Commercially Reasonable Efforts” means, with respect to a Product, the carrying out of Research, Development, or Commercialization activities using good faith commercially reasonable and diligent efforts, using the efforts that a similarly situated company would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own Research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Commercial Supplies” has the meaning set forth in Section 3.8.2(b).

“Competitive Infringement” has the meaning set forth in Section 9.3.1.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.

Notwithstanding the foregoing, information or know-how of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information or know-how:

(a)           was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)           was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)           became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)           was disclosed to such Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof, and was not obtained indirectly or directly from the Disclosing Party; or

(e)           was independently discovered or developed by employees or (sub)contractors of the Receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the Disclosing Party.

“Conjugate Technology” means chemistry designed to enhance targeting and/or uptake of antisense drugs to specific tissues and cells. Conjugate Technology includes, but is not limited to, N-acetylgalactosamine (GalNAc) ligand conjugates capable of binding to the asialoglycoprotein receptor (ASGP-R) and enhancing the targeting and/or uptake of antisense drugs to the liver.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party and, in the case of sublicenses granted hereunder by Isis to Akcea, without any compensation to such Third Party (Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of Isis after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Isis.

“Cover” or “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CPR Rules” has the meaning set forth in Section 13.4.2.

“Development” or “Develop” or “Developing” means non-clinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and Clinical Trials.

“Development Expenses” means costs directly associated with preclinical studies, clinical trials, Regulatory submissions, CMC and post-marketing trials for the Products, all in accordance with GAAP, consistently applied to all of Akcea’s products.

“Discontinued Patent” has the meaning set forth in Section 9.2.4.

“Discontinued Product” means a Product for which Akcea was granted a license under Section 4.1, and which Product is the subject of a termination under this Agreement.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Dollars” or “$” means the lawful currency of the United States.

“Drug Product” means any drug product containing API as an active ingredient in finished bulk form for the Development or Commercialization by a Party under this Agreement.

“eCTD” has the meaning set forth in Section 3.5.2.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“EMA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“Existing In-License Agreement” is an agreement provided in APPENDIX 5.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Akcea, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“FTE” means a total of 47 weeks or 1880 hours per year of work on the Development, Manufacturing or Commercialization of a Product carried out by employees of a Party having the appropriate relevant expertise to conduct such activities.

“FTE Rate” means for a given Calendar Year the rate that Isis charges for a FTE with the appropriate technical skill which includes salary and benefits for Isis’ R&D employees, direct R&D expenses, R&D specific overhead, and support costs, all at Isis’ cost without mark-up and is calculated consistent with the rate Isis charges its other partners in such Calendar Year.

“FTE Costs” means the cost of an FTE allocated to perform a given activity at the FTE Rate.

“Fully Absorbed Cost of Goods” means the reasonable and necessary internal and third party costs with no mark-up incurred by Isis in making or acquiring of product as determined using the methodology set forth in SCHEDULE 3.8.2(B) fairly applied and as employed on a consistent basis throughout Isis’ operations and shall not include inter-company profits among Isis and its Affiliates.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (i) international financial reporting standards (IFRS) consistently applied, or (ii) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“Incremental Tax Cost” has the meaning set forth in Section 13.1.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“Isis” means Isis Pharmaceuticals, Inc.

“Isis Core Technology Know-How” means all Know-How Controlled by Isis or its Affiliates on the Effective Date or at any time during the Term necessary to Research, Develop or Commercialize a Product that relates generally to oligonucleotides including Conjugate Technology, other than Product-Specific Know-How or Know-How specifically relating to methods and materials used in the synthesis or analysis of a Lipid Drug or Product regardless of sequence or chemical modification.

“Isis Core Technology Patents” means all Patents Controlled by Isis or its Affiliates on the Effective Date or at any time during the Term, necessary to Research, Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides including Conjugate Technology, other than Isis Product-Specific Patents or Patents that claim methods and materials used in the synthesis or analysis of a Lipid Drug or Product regardless of sequence or chemical modification. A representative list of Isis Core Technology Patents as of the Effective Date is set forth on APPENDIX 2.

“Isis-Incurred Development Costs” has the meaning set forth in Section 3.6.3.

“Isis Indemnitee” has the meaning set forth in Section 11.1.1.

“Isis Internal Oligonucleotide Safety Database” has the meaning set forth in Section 3.9.

“Isis Know-How” means the Isis Core Technology Know-How and the Product-Specific Know-How.

“Isis Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of a Product regardless of sequence or chemical modification, owned, used,

developed by, or licensed to Isis or its Affiliates, in each case to the extent Controlled by Isis or its Affiliates on the Effective Date or at any time during the Agreement Term. Isis Manufacturing and Analytical Know-How does not include the Isis Know-How.

“Isis Manufacturing Patents” means Patent Rights that claim Isis Manufacturing and Analytical Know-How. A list of Isis Manufacturing Patents as of the Effective Date is set forth on APPENDIX 4 attached hereto. Isis Manufacturing Patents do not include the Isis Product-Specific Patents or the Isis Core Technology Patents.

“Isis Patent Rights” means the Isis Core Technology Patents and the Isis Product-Specific Patents.

“Isis Post-FTE Cutoff Date Development Activities” has the meaning set forth in Section 3.6.4.

“Isis Product-Specific Know-How” means all Know-How Controlled by Isis or its Affiliates on the Effective Date or at any time during the Term necessary to Research, Develop or Commercialize a Product or disclosed by Isis to Akcea and specifically relating to (i) the composition of matter of a Lipid Drug or Product or (ii) methods of using a Lipid Drug or Product as a prophylactic or therapeutic; provided however, Know-How Controlled by Isis or any of its Affiliates that (y) consists of subject matter applicable to oligonucleotide compounds or products in general or (z) relates to an oligonucleotide compound that does not specifically modulate expression of a Lipid Drug Target via the binding, partially or wholly, of such compound to RNA that encodes a Lipid Drug Target, will not be considered Isis Product-Specific Know-How, and in the case of (y) and (z), such Know-How will be considered Isis Core Technology Know-How.

“Isis Product-Specific Patents” means all Patents Controlled by Isis or its Affiliates on the Effective Date or at any time during the Term Covering (i) the composition of matter of a Lipid Drug or Product, or (ii) methods of using a Lipid Drug or Product as a prophylactic or therapeutic; provided however, Patents Controlled by Isis or any of its Affiliates that include only claims that are directed to (y) subject matter applicable to oligonucleotide compounds or products in general or (z) an oligonucleotide compound that does not specifically modulate expression of a Lipid Drug Target via the binding, partially or wholly, of such compound to RNA that encodes Lipid Drug Target, will not be considered Isis Product-Specific Patents, and in the case of (y) and (z), such Patents will be considered Isis Core Technology Patents. A representative list of Isis Product-Specific Patents as of the Effective Date is set forth on APPENDIX 3.

“Joint Core Patents” means all Patents jointly invented by Isis and Akcea at any time during the Term, necessary to Research, Develop or Commercialize a Product claiming subject matter generally applicable to oligonucleotides in a target-independent manner including Conjugate Technology, other than Akcea Product-Specific Patents, Isis Product-Specific Patents or Patents that claim methods and materials used in the synthesis or analysis of a Lipid Drug or Product regardless of sequence or chemical modification.

“Joint Patent Committee” or “JPC” has the meaning set forth in Section 9.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.4.1.

“Joint Patent Rights” means, collectively, all Joint Product-Specific Patents and Joint Core Patents.

“Joint Product-Specific Patents” means all Patents invented jointly by Isis and Akcea at any time during the Term Covering (i) the composition of matter of a Lipid Drug or Product, or (ii) methods of using a Lipid Drug or Product as a prophylactic or therapeutic; provided however, Patents jointly invented by Isis and Akcea that include only claims that are directed to (y) subject matter applicable to oligonucleotide compounds or products in general in a target independent manner including Conjugate Technology or (z) an oligonucleotide compound that does not specifically modulate expression of a Lipid Target via the binding, partially or wholly, of such compound to RNA that encodes Lipid Target, will not be considered Joint Product-Specific Patents, and in the case of (y) and (z), such Patents will be considered Joint Core Technology Patents.

“Know-How” means any unpatented information or material, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, trade secrets, inventions, discoveries, compounds and biological materials.

“Lipid Drug” is one of the following drug candidates: ISIS-APOCIIIRx (ISIS304801),  ISIS-APOCIII-LRx (ISIS678354),  ISIS-APO(a)Rx (ISIS494372),  ISIS-APO(a)-LRx (ISIS681257),  ISIS-ANGPTL3Rx (ISIS563580), or  ISIS-ANGPTL3-LRx (ISIS703802).

“Lipid Drugs” are the following drug candidates:  ISIS-APOCIIIRx (ISIS304801),  ISIS-APOCIII-LRx (ISIS678354),  ISIS-APO(a)Rx (ISIS494372),  ISIS-APO(a)-LRx (ISIS681257),  ISIS-ANGPTL3Rx (ISIS563580), or  ISIS-ANGPTL3-LRx (ISIS703802).

“Lipid Target” is an RNA to which a Lipid Drug is designed to hybridize and to modulate such RNA, such RNAs are apolipoprotein C-III, apolipoprotein (a) and angiopoietin-like 3.

“Losses” has the meaning set forth in Section 11.1.1.

“Major Market” means the United States of America, Germany, United Kingdom, France, Spain, Italy, Brazil, Canada, or Japan .

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of API or the bulk active pharmaceutical ingredient for a Product in finished form.

“Manufacturing Agreement” has the meaning set forth in SCHEDULE 3.8.1.

“Material Change” has the meaning set forth in Section 3.1.2.

“Milestone Event” has the meaning set forth in Section 6.1.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States, or a foreign equivalent thereof.

“Net Sales” means, with respect to any Product, the gross amount billed or invoiced by Akcea or its Affiliates for sales of such Product in arm’s length transactions to Third Parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

(a)           trade, cash, and/or quantity discounts, retroactive price reductions, charge back payments and rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations, their agencies, purchasers and reimbursers;

(b)           credits or allowances given or recorded for rejection or return of previously sold Product (including returns of Product in connection with recalls or withdrawals);

(c)           freight out, postage, shipping and insurance charges actually incurred for delivery of such Product;

(d)           any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof without reimbursement from any Third Party; and

(e)           amounts written off by reason of uncollectible debt.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of Product will be determined in accordance with, as applicable, Akcea’s or its Affiliates’ standard accounting procedures and GAAP. In the event that Akcea or its Affiliates make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled with the next report and payment of any royalties due.

Transfers of a Product between Akcea and its Affiliates and Sublicensees shall not be included in Net Sales, it being understood that the royalties set forth in Section 6.2 shall be determined based on sales to independent, non-Sublicensee Third Parties.  If Akcea or its Affiliate receives non-monetary consideration for a Product (excluding in-kind consideration such as development obligations and cross-licensing that may occur in the context of a license or collaboration), Net Sales are calculated based on the fair market value of that consideration. If Akcea or its Affiliates use or disposes of a Product in the provision of a commercial service, the Product is sold and the Net Sales are calculated based on the sales price of the Product to an independent Third Party or, in the absence of sales, on the fair market value of the Product as determined by the Parties in good faith.  Net Sales will not include any transfers of supplies of the applicable Product for (i) use in clinical trials, pre-clinical studies or other research or development activities, or (ii) a bona fide charitable purpose; or (iii) a commercially reasonable sampling program.

Isis and Akcea agree that any reasonable definition of “net sales” customarily used in drug discovery, development or commercialization licensing or collaboration contracts that is agreed to by a Party (or a Third Party acquirer or assignee) and a sublicensee with respect to royalties payable to such Party from such sublicensee in an arms-length transaction under a particular sublicense will replace the definition of Net Sales in this Agreement and will be used in calculating the royalty payment to the other Party on sales of Products  sold pursuant to such sublicense and due under this Agreement, for so long as the same definition of net sales is used to calculate the royalty payable from the applicable sublicensee to such Party.

“Patents” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Permitted Licenses” means licenses granted by Isis before or after the Effective Date to any Third Party under the Isis Core Technology Patents to (a) conduct pre-clinical research, or (b) enable such Third Party to manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in providing contract manufacturing or services and is not primarily engaged in drug discovery, development or commercialization of therapeutics.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase 1 Clinical Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical trials required by a Regulatory Authority in a jurisdiction outside of the United States.  A “Phase 2 Clinical Trial” includes any human clinical trial that has an efficacy endpoint.

“Phase 3 Clinical Trial” or “Pivotal Study” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that the Product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Approval of the Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

“PMDA” means the Pharmaceutical and Medical Device Agency of Japan.

“Prior Agreements” means the agreements listed on APPENDIX 6.

“Product” means any pharmaceutical preparation that contains a Lipid Drug.

“Product-Specific Patents” mean collectively, the Isis Product-Specific Patents and Joint Product-Specific Patents.

“Prosecuting Party” has the meaning set forth in Section 9.2.4.

“Rare Disease Indication” means a disease indication with a patient population with less than or equal to 500,000 patients worldwide or a patient population for which the Regulatory Authorities require Phase 3 Clinical Studies less than 1,000 patients and less than 2 years of treatment.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Authority” means any governmental authority, including FDA, EMA, or PMDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all Clinical Trials and tests, including the manufacturing batch records, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Research” means pre-clinical research, including gene function, gene expression and target validation research, lead optimization, and which may include small pilot toxicology studies but excludes Development, and Commercialization.  When used as a verb, “Researching” means to engage in Research.

“Royalty Period” has the meaning set forth in Section 6.2.2.

“Sales & Marketing Expenses” means all costs and expenses incurred directly related to marketing, sales force and sales force management by Akcea, medical affairs, patient support programs, and reimbursement support , all in accordance with GAAP, consistently applied to all of Akcea’s products.

“Senior Representatives” has the meaning set forth in Section 13.4.1.

“Significant Event” has the meaning set forth in Section 7.1.1.

“Strategic Plan” has the meaning set forth in Section 3.1.1.

“Sublicense” means an agreement pursuant to which Akcea or an Akcea Affiliate grants a Third Party the right to practice an Isis Patent Right (whether by license or covenant not to sue) or an option to obtain such a right, to Develop or Commercialize a Product.

“Sublicensee” means any Third Party that enters into a Sublicense with Akcea or its Affiliate to Develop and/or Commercialize a Product.

“Sublicense Revenue” means any fees, payments or other consideration Akcea or its Affiliate receives from a Sublicensee under a Sublicense, including license fees, up-front payments, milestone payments (including development, regulatory, and sales-based milestones), royalty pre-payments, cancellation or forgiveness of debt, or license maintenance fees, and payments made by a Sublicensee in consideration of equity or debt securities of Akcea or an Akcea Affiliate above the then fair market value but excluding: (a) payments made in consideration of equity or convertible debt securities of Akcea or its Affiliates at fair market value (provided that any premium over fair market value that is paid for such equity or debt securities will be Sublicense Revenue), and (b) payments made to Akcea or its Affiliates explicitly designated in the applicable Sublicense to fund  future Development Expenses or Sales & Marketing Expenses of Products by Akcea or its Affiliates after the effective date of such Sublicense and Akcea or its Affiliates are contractually obligated to spend such payments.  If Akcea or its Affiliate receives any non-cash Sublicense Revenue (excluding in-kind commitments by the applicable Sublicensee to Develop and Commercialize a Product), Akcea will pay Isis, at Akcea’s election, either (i) a cash payment equal to the fair market value of Isis’ portion of the Sublicense Revenue, or (ii) the in-kind portion, if practicable, of the Sublicense Revenue, provided that if such in-kind Sublicense Revenue is in the form of equity securities of a Third Party and does not exceed the Sublicensing Equity Threshold.  If the in-kind portion of the Sublicensing Revenue in the form of Third Party equity securities exceeds the Sublicensing Equity Threshold, then Akcea will pay Isis the remainder of such payment in cash. Consideration paid under a series of agreements related to a Product will be aggregated and treated as one Sublicense.

“Sublicensing Equity Threshold” means the threshold amount of equity securities in a Third Party equal to 18.5% of such Third Party’s issued and outstanding shares (i) transferred to Isis by Akcea or (ii) Isis’ and Akcea’s combined ownership interest, so long as Isis and Akcea are consolidating for financial reporting purposes.

“Third Party” means any Person other than Isis or Akcea or their respective Affiliates.

“Third Party Obligations” means any financial and non-financial encumbrances, obligations, restrictions, or limitations imposed by an agreement between Isis or Akcea and a Third Party (including Existing In-License Agreements and Additional Third Party Agreements) that relate to a Product, including field or territory restrictions, covenants, milestone payments, diligence obligations, sublicense revenue, royalties, or other payments.

“Transition Plan” has the meaning set forth in Section 3.2.1.

“Valid Claim” means a claim of a Patent which (i) in the case of any granted, unexpired United States Patent or foreign Patent, will not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (x) no more than five years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (y) no more than eight years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).

APPENDIX 2

ISIS CORE TECHNOLOGY PATENTS

[***]

***Confidential Treatment Requested

APPENDIX 3

ISIS PRODUCT-SPECIFIC PATENTS

[***]

***Confidential Treatment Requested

APPENDIX 4

ISIS MANUFACTURING PATENTS

[***]

***Confidential Treatment Requested

APPENDIX 5

IN-LICENSE AGREEMENTS

1.                                      [***]

2.                                      [***]

3.                                      [***]

4.                                      [***]

5.                                      [***]

6.                                      [***]

7.                                      [***]

[***]

***Confidential Treatment Requested

APPENDIX 6

PRIOR AGREEMENTS

1.              [***]

2.              [***]

3.              [***]

4.              [***]

5.              [***]

6.              [***]

7.              [***]

8.              [***]

9.              [***]

10.       [***]

11.       [***]

***Confidential Treatment Requested

12.       [***]

13.       [***]

14.       [***]

15.       [***]

16.       [***]

17.       [***]

18.       [***]

19.       [***]

20.       [***]

21.       [***]

22.       [***]

***Confidential Treatment Requested

SCHEDULE 3.4.3

CARDIO METABOLIC ADVISORY BOARD

1.                                      John Kastelein, M.D., Ph.D.

2.                                      Sam Tsimikas. M.D.

3.                                      Rosanne Crooke, Ph.D.

4.                                      Joe Witztum, M.D.

SCHEDULE 3.8.1

MANUFACTURING CMO AGREEMENTS

Executing CMO Agreements. In connection with Akcea’s selecting and engaging one or more CMOs under Section 3.8.2(a) above, the Parties will cooperate in good faith to negotiate and execute any agreements with CMOs for the Manufacture of Clinical Supplies as well as for the Manufacture of Commercial Supplies (each such agreement, a “Manufacturing Agreement”). As between Akcea and Isis, Akcea will enter into such Manufacturing Agreements with CMOs. The Manufacturing Agreements will include (1) a license from Isis to the CMO under the Isis Manufacturing Patents and Isis Manufacturing and Analytical Know-How to the extent necessary for such CMO to Manufacture Products in such Third Party’s own manufacturing facility (a “Manufacturing License”), which Isis agrees it shall grant to any such licensed CMO, or, at Akcea’s election, a sublicense from Akcea to the CMO and (2) provisions permitting Isis to elect to have such agreements assigned to Isis in the event of a termination of this Agreement. Absent any such assignment election, except as set forth in Section 3.8.2, Isis will have no obligations under such Manufacturing Agreements. Akcea will have the final decision-making authority regarding the terms of any such Manufacturing Agreement with a CMO. Prior to execution of any such Manufacturing Agreement, Akcea will provide a copy of any proposed Manufacturing Agreement to Isis for Isis’ review and will consider in good faith all comments and recommendations provided by Isis with respect to such Manufacturing Agreement. Akcea will provide Isis with a true and complete copy of any Manufacturing Agreement with a CMO within 30 days after the execution thereof.  Akcea will be responsible for paying the amount charged by a CMO for the Manufacture of Clinical Supplies and Commercial Supplies.

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SCHEDULE 3.8.2

Isis’ FULLY ABSORBED COST OF GOODS METHODOLOGY

Cost Estimate of API Cost per Kilogram

(in OOO’s)

Direct Material:

Based on actual costs for raw materials.

Direct Labor:

Identify the number of dedicated FTEs required to support the manufacture of budgeted production volume.  Divide fully burdened salaries for these FTEs by the budgeted production volume.

Manufacturing Equipment Support:

These are the costs associated with supporting our manufacturing equipment such as calibration, service contracts, environmental monitoring, water testing, and cleaning.  Divide the total costs in this category by the budgeted production volume.

Depreciation:

This category includes the depreciation expense for the facilities and equipment in both manufacturing suites. The total costs in this category are divided by the total budgeted production volume. Because these costs are fixed in nature, the per unit cost will decline as our production volume increases.

Building Lease:

Costs in this category include rent expense and landlord pass through costs for our manufacturing facility. The total costs in this category are divided by the total production volume.

Occupancy Costs:

Costs in this category include utilities, repairs, maintenance, security, property taxes and insurance. The total costs in this category are divided by the total production volume.

Infrastructure Support:

The costs in this category are primarily costs of personnel needed to support manufacturing. The departments included in this category are information technology, purchasing, receiving, facilities, patents, health and safety (including hazardous waste

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costs), finance, HR, QA, ADQC, document control.  We ask each department manager for an estimate of the percentage his/her department spends supporting manufacturing and we apply that percentage to the department’s budget on a department by department basis.

Estimated Total API Cost per Kilogram

*Isis’ Fully Absorbed Cost of Goods does not include import duties, VAT or other taxes, which Akcea will be responsible for paying in addition to Isis’ Fully Absorbed Cost of Goods.

CMO:  If Isis uses a Third Party CMO, as permitted by this Agreement, Fully Absorbed Cost of Goods will mean the amounts paid to the CMO plus costs associated with acquisition from such manufacturer.

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SCHEDULE 13.9

FORMATION AGREEMENTS

1.                                      Services Agreement by and between Isis Pharmaceuticals, Inc. and Akcea Therapeutics, Inc., dated December 18, 2015.

2.                                      Akcea Therapeutics, Inc. Investor Rights Agreement, dated December 18, 2015.

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